UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2026 (May 19, 2026)

TRACTOR SUPPLY COMPANY
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5401 Virginia Way, Brentwood, Tennessee 37027
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (615) 440-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[☐]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.008 par value	TSCO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [☐]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [☐]

Item 1.01 Entry into a Material Definitive Agreement

On May 19, 2026, Tractor Supply Company (the “Company”) entered into an Amended and Restated Credit Agreement, by and among the Company, as Borrower, certain lenders, and Wells Fargo Bank, National Association, as Administrative Agent (the “Amended Credit Agreement”). The credit facility provided pursuant to the Amended Credit Agreement (the “Senior Credit Facility”) amends and restates the Company’s existing credit agreement. Outstanding borrowings under the existing senior credit facility were refinanced under the Amended Credit Agreement.

The material terms of the Senior Credit Facility are as follows:

Availability

The Senior Credit Facility consists of a revolving credit facility in the maximum principal amount of $1.30 billion (with a sublimit of $75.0 million for swingline loans and a sublimit of $150.0 million for letters of credit). In addition, the Company has an option to increase the revolving credit facility and/or establish term loans in an amount not to exceed $500.0 million in the aggregate, subject to, among other things, the receipt of commitments for the increased amount. The Senior Credit Facility is unsecured and has a five-year term with two options to request that the lenders extend the maturity date of the commitments held by each lender for one year.

Principal, Interest and Fees

The principal balance outstanding under the revolving credit facility is payable in full at maturity.

Borrowings for the Senior Credit Facility will bear interest at either the bank’s base rate plus an additional margin ranging from 0.000% to 0.250% or at a rate equal to Term SOFR (as defined in the Amended Credit Agreement) plus an additional margin ranging from 0.750% to 1.250% to be determined based on the long-term senior unsecured, non-credit enhanced debt rating of the Company by Standard & Poor’s Rating Services and Moody’s Investor Service, Inc. in effect from time to time. The initial applicable margin for base rate loans is 0.000% and the initial applicable margin for Term SOFR loans is 1.000%.

The Senior Credit Facility provides for a floor of 0.000% with respect to the bank's base rate and Term SOFR. The Company will also be required to pay a commitment fee ranging from 0.075% to 0.150% per annum for unused capacity.

Certain Covenants

The Senior Credit Facility requires the Company to meet a leverage ratio, as defined in the Amended Credit Agreement, of not greater than 4.00 to 1.00.

In addition, the Senior Credit Facility contains certain covenants that, among other things, restrict additional indebtedness of its subsidiaries, liens, dispositions of all or substantially all assets, mergers and consolidations, and other matters customarily restricted in such agreements. Such covenants are subject to certain specified exceptions.

Events of Default

The Senior Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events and judgments in excess of specified amounts. If an event of default should occur and be continuing under the Senior Credit Facility, the entire principal amount outstanding thereunder, together with any accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The foregoing description of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the credit agreement constituting the Senior Credit Facility, which is attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03 hereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of May 19, 2026, by and among Tractor Supply Company, as Borrower, certain lenders and Wells Fargo Bank, National Association, as Administrative Agent.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

May 21, 2026	By:	/s/ Kurt D. Barton
Name: Kurt D. Barton
Title: Executive Vice President - Chief Financial Officer and Treasurer